Exhibit 10.4

AVIS BUDGET GROUP, INC.

2007 EQUITY AND INCENTIVE PLAN

FORM OF OTHER STOCK OR CASH-BASED AWARD

[                    ] (the “Grantee”) is granted, effective as of the          day of                     , an award (the “Bonus”) pursuant to the 2007 Equity and Incentive Plan (the “Plan”) of Avis Budget Group, Inc. (the “Company”). The Bonus is subject to the terms and conditions set forth below and in the Plan, which is incorporated in and made a part of this Bonus Agreement (this “Agreement”). To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.	Bonus:

(a)	Award. The Company hereby awards Grantee the Bonus pursuant to the Plan in the aggregate amount of $[ ] payable as set forth below:

(i)	[Vesting].

(b)	Form of Payment. [ ].

2.

No Assignments: This Agreement is personal to each of the Company and Grantee. Except as provided in this Section 2, neither the Company nor the Grantee may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

3.

Withholding Taxes: The Company may withhold from any and all amounts payable to Grantee hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.	Governing Law: This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

5.

Other Benefits: The Bonus is a special incentive award and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

6.

No Right to Continued Employment: Nothing in this Agreement shall confer upon Grantee any right to continued employment with the Company (or its affiliates or their respective successors) or to interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate Grantee’s employment at any time and for any reason (or no reason).

7.

Unfunded Benefit: The Bonus shall not be deemed to create a trust or other funded arrangement. Grantee’s rights with respect to the Bonus shall be those of a general unsecured creditor of the Company, and under no circumstances shall Grantee have any other interest in any asset of the Company by virtue of the award of the Bonus. Notwithstanding the foregoing, the Company shall have the right (but not the obligation) to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations with respect to the Bonus.

8.

Code Section 409A Compliance: Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A of the Internal Revenue Code and the treasury regulations and other official guidance promulgated thereunder (“Code Section 409A”), this Agreement is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that this Agreement is not exempt from the requirements of Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on Grantee by Code Section 409A or for damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, Grantee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

9.	Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.

Entire Agreement: Except as otherwise expressly provided herein, this Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. This Agreement may be amended or modified only by a written instrument executed by the Company and Grantee.

AVIS BUDGET GROUP, INC.

By:

Title:

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